                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]


Check the appropriate box:

[_] Preliminary Proxy Statement           [_] CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
[X] Definitive Proxy Statement                RULE 14C-5(D)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12



                              DIONEX CORPORATION
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

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    previously. Identify the previous filing by registration statement number,
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Notes:

                              DIONEX CORPORATION

                               501 MERCURY DRIVE
                          SUNNYVALE, CALIFORNIA 94086

    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON OCTOBER 27, 1995

TO THE STOCKHOLDERS OF DIONEX CORPORATION:

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Dionex Corporation, a Delaware corporation (the "Company"), will be held at Dionex Corporation, 501 Mercury Drive, Sunnyvale, California 94086, on Friday, October 27, 1995 at 9:00 a.m. for the following purposes:

    1. To elect directors to serve for the ensuing year and until their successors are elected.

    2. To approve Dionex Corporation Stock Option Plan, as amended and restated, to increase the aggregate number of shares of Common Stock authorized for issuance under such plan by 350,000 shares, to add provisions with respect to Section 162(m) of the Internal Revenue Code of 1986, as amended, and to extend the term of such plan to July 26, 2005.

    3. To ratify the selection of Deloitte & Touche LLP as the Company's independent auditors for its fiscal year ending June 30, 1996.

    4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

  The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

  The Board of Directors has fixed the close of business on September 11, 1995, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

                                          By Order of the Board of Directors

                                          /s/ JAMES C. GAITHER
                                          --------------------------------
                                          James C. Gaither
                                          Secretary

Sunnyvale, California
September 15, 1995

  ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST BRING TO THE MEETING A LETTER FROM THE BROKER, BANK OR OTHER NOMINEE CONFIRMING YOUR BENEFICIAL OWNERSHIP OF THE SHARES. ADDITIONALLY, IN ORDER TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                              DIONEX CORPORATION

                               501 MERCURY DRIVE
                          SUNNYVALE, CALIFORNIA 94086

                             1995 PROXY STATEMENT

                INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

  The enclosed proxy is solicited on behalf of the Board of Directors of Dionex Corporation, a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on October 27, 1995, at 9:00 a.m. (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at Dionex Corporation, 501 Mercury Drive, Sunnyvale, California 94086.

SOLICITATION

  The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

  The Company intends to mail this proxy statement and accompanying proxy card on or about September 15, 1995, to all stockholders entitled to vote at the Annual Meeting.

VOTING RIGHTS AND OUTSTANDING SHARES

  Only holders of record of Common Stock at the close of business on September 11, 1995 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on September 11, 1995, the Company had outstanding and entitled to vote 6,709,343 shares of Common Stock. Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

  All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

REVOCABILITY OF PROXIES

  Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 501 Mercury Drive, Sunnyvale, California 94086, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

  There are four nominees for the four Board positions presently authorized in the Company's By-laws. Each director to be elected will hold office until the next annual meeting of stockholders and until his successor is elected and has qualified, or until such director's earlier death, resignation or removal. Each nominee listed below is currently a director of the Company, all four directors having been elected by the stockholders.

  Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the four nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve. Directors are elected by a plurality of the votes of the holders of Common Stock present in person or represented by proxy and entitled to vote.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE.

NOMINEES

  The following information pertains to the nominees, their principal occupations for the preceding five-year period, certain directorships, and their ages as of August 31, 1995.

                                                           PRINCIPAL OCCUPATION/
                                                              POSITIONS HELD
     NAME                                              AGE   WITH THE COMPANY
     ----                                              --- ---------------------
     David L. Anderson................................  51 General Partner,
                                                            Sutter Hill
                                                            Ventures
     James F. Battey..................................  74 Independent Investor
     A. Blaine Bowman.................................  49 President and Chief
                                                            Executive Officer
     B. J. Moore......................................  59 Management
                                                            Consultant

  Mr. Anderson has been a general partner of Sutter Hill Ventures, a venture capital investment partnership, since 1974. Mr. Anderson has served as a director of Dionex Corporation since it began operations in 1980 and previously served as a director of the predecessor of Dionex Corporation. Mr. Anderson is also a director of Cytel Corporation.

  Dr. Battey was President and Chief Executive Officer of Psi Star, Inc., which manufactured equipment used in the production of computer circuit boards, from 1981 until May 1987, and Chairman of the Board of Psi Star from May 1987 until his retirement in May 1990. Dr. Battey has served as a director of Dionex Corporation since it began operations in 1980 and previously served as a director of the predecessor of Dionex Corporation.

  Mr. Bowman has served as the Company's President and Chief Executive Officer and as a director since the Company began operations in 1980.

  Mr. Moore is an independent management consultant. From December 1985 until July 1991, he was President of Outlook Technology, Inc., a company that manufactured and sold high performance instrumentation and was merged with Biomation Corporation in August 1991. He has served as a director of Dionex Corporation since it began operations in 1980 and previously served as a director of the predecessor of Dionex Corporation. Mr. Moore is also a director of Adaptec, Inc.

MEETINGS; COMMITTEES

  During the fiscal year ended June 30, 1995, the Board of Directors held four meetings. The Board of Directors has two committees, an Audit Committee and a Compensation Committee. The Audit Committee recommends engagement of the Company's independent auditors, approves services performed by such auditors, and reviews and evaluates the Company's accounting system and its system of internal accounting controls. The Audit Committee, consisting of Messrs. Anderson, Bowman and Moore and Dr. Battey, held one meeting during the fiscal year ended June 30, 1995.

  The Compensation Committee reviews and administers the compensation of the Company's officers and certain members of senior management of the Company. The members of the Compensation Committee are Messrs. Anderson and Moore and Dr. Battey. During the fiscal year ended June 30, 1995, the Compensation Committee held one meeting.

  During the fiscal year ended June 30, 1995, each Board member attended all of the meetings of the Board of Directors and the committees upon which such member served.

                                  PROPOSAL 2

   APPROVAL OF DIONEX CORPORATION STOCK OPTION PLAN, AS AMENDED AND RESTATED

  In August 1990, the Board adopted, and the stockholders subsequently approved, Dionex Corporation Stock Option Plan (formerly, the 1990 Stock Option Plan) (the "Plan") under which 950,000 shares of the Company's Common Stock were authorized for issuance. At June 30, 1995, only 145,376 shares (plus any shares that might in the future be returned to the Plan as a result of cancellations or expiration of options) remained available for future grant under the Plan. During the year ended June 30, 1995, under the Plan, the Company granted to all current executive officers as a group options to purchase 63,000 shares at an exercise price of $41.75 per share and to all employees (excluding executive officers) as a group options to purchase 126,600 shares at an exercise price of $41.75 per share.

  In July 1995, the Board approved an amendment to and restatement of the Plan, subject to stockholder approval, to enhance the flexibility of the Board and the Compensation Committee in granting stock options to the Company's employees. The amendment increased the number of shares authorized for issuance under the Plan by 350,000 shares and extended the term of the Plan from August 1, 2000 to July 26, 2005. The Board adopted this amendment to ensure that the Company can continue to grant stock options to employees at levels determined appropriate by the Board and the Compensation Committee.

  In July 1995, the Board also amended the Plan, subject to stockholder approval, generally to permit the Company under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), to continue to be able to deduct as a business expense certain compensation attributable to the exercise of stock options granted under the Plan. Section 162(m) denies a deduction to any publicly held corporation for certain compensation paid to specified employees in a taxable year to the extent that the compensation exceeds $1,000,000 for any covered employee. See "Federal Income Tax Information" below for a discussion of the application of Section 162(m). In light of the
Section 162(m) requirements, the Board amended the Plan, subject to stockholder approval, to include a limitation providing that no employee may be granted options to purchase in excess of 200,000 shares of Common Stock during any twelve-month period. Previously, no such formal limitation was placed on the number of shares available for option grants to an employee. In addition, the Plan was amended, subject to stockholder approval, to provide that, in the Board's discretion, directors who grant options to covered employees generally will be "outside directors" as defined in Section 162(m). For a description of this requirement, see "Administration."

  Stockholders are requested in Proposal 2 to approve the Plan, as amended and restated. If the stockholders fail to approve Proposal 2, the number of shares available for future grant under the Plan will remain at 145,376 and options granted under the Plan after the Annual Meeting will not qualify as performance-based compensation and, in some circumstances, the Company may be denied a business expense deduction for compensation recognized in connection with the exercise of these stock options. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the Plan, as amended and restated. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.

  The essential features of the Plan are outlined below:

GENERAL

  The Plan provides for the grant of both incentive and nonstatutory stock options. Incentive stock options granted under the Plan are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Code. Nonstatutory stock options granted under the Plan are intended not to qualify as incentive stock options under the Code. See "Federal Income Tax Information" for a discussion of the tax treatment of incentive and nonstatutory stock options.

PURPOSE

  The Plan was adopted to provide a means by which selected officers and employees of and consultants to the Company and its affiliates could be given an opportunity to purchase stock in the Company, to assist in retaining the services of employees holding key positions, to secure and retain the services of persons capable of filling such positions and to provide incentives for such persons to exert maximum efforts for the success of the Company. Approximately 20% of the Company's approximately 650 employees and consultants have received options under the Plan.

ADMINISTRATION

  The Plan is administered by the Board of Directors of the Company. The Board has the power to construe and interpret the Plan and, subject to the provisions of the Plan, to determine the persons to whom and the dates on which options will be granted, the number of shares to be subject to each option, the time or times during the term of each option within which all or a portion of such option may be exercised, the exercise price, the type of consideration and other terms of the option. The Board is authorized to delegate administration of the Plan to a committee composed of not fewer than two members of the Board. The Board has delegated administration of the Plan to the Compensation Committee of the Board. As used herein with respect to the Plan, the "Board" refers to the Compensation Committee as well as to the Board of Directors itself.

  The proposed regulations under Section 162(m) require that the directors who serve as members of the Compensation Committee must be "outside directors." The Plan has been amended, subject to stockholder approval, to provide that, in the Board's discretion, directors serving on the Committee will also be "outside directors" within the meaning of Section 162(m). This limitation would exclude from the Compensation Committee (i) current employees of the Company, (ii) former employees of the Company receiving compensation for past services (other than benefits under a tax-qualified pension plan), (iii) current and former officers of the Company, and (iv) directors currently receiving direct or indirect remuneration from the Company in any capacity (other than as a director), unless any such person is otherwise considered an "outside director" for purposes of Section 162(m). The Company currently intends to monitor the proposed regulations and will determine at the appropriate time whether to make any change to the composition of its Compensation Committee if any would be required by the final regulations.

ELIGIBILITY

  Incentive stock options may be granted under the Plan only to selected key employees (including officers) of the Company and its affiliates. Selected key employees (including officers) and consultants are eligible to receive nonstatutory stock options under the Plan. Directors who are not salaried employees of or consultants to the Company or to any affiliate of the Company are not eligible to participate in the Plan.

  No incentive option may be granted under the Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of the Company or any affiliate of the Company, unless the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and the term of the option does not exceed five years from the date of grant. For incentive stock options granted under the Plan after 1986, the aggregate fair market value, determined at the time of grant, of the shares of Common Stock with respect to which such options are exercisable for the first time by an optionee during any calendar year (under all such plans of the Company and its affiliates) may not exceed $100,000.

  Subject to stockholder approval of Proposal 2, the Company has added to the Plan a per-employee, per-twelve-month period limitation equal to 200,000 shares of Common Stock. The purpose of adding this limitation is generally to permit the Company to continue to be able to deduct for tax purposes the compensation attributable to the exercise of options granted under the Plan. Previously, the Board or the Compensation Committee determined in its discretion the number of shares subject to an option for any employee and no such formal limitation was placed on the number of shares available for an option to an employee. To date, the Company has not granted to any employee in any twelve-month period options to purchase a number of shares equal to or in excess of the limitation.

STOCK SUBJECT TO THE PLAN

  If options granted under the Plan expire or otherwise terminate without being exercised, the Common Stock not purchased pursuant to such options again becomes available for issuance under the Plan.

TERMS OF OPTIONS

  The following is a description of the permissible terms of options under the Plan. Individual option grants may be more restrictive as to any or all of the permissible terms described below.

  Exercise Price; Payment. The exercise price of incentive stock options under the Plan may not be less than the fair market value of the Common Stock subject to the option on the date of the option grant, and, in some cases (see "Eligibility" above), may not be less than 110% of such fair market value. The exercise price of nonstatutory options under the Plan may not be less than 85% of the fair market value of the Common Stock subject to the option on the date of the option grant. However, if options were granted with exercise prices below market value, deductions for compensation attributable to the exercise of such options could be limited by Section 162(m). See "Federal Income Tax Information." At July 31, 1995, the closing price of the Company's Common Stock as reported on the Nasdaq National Market System was $48.125 per share.

  The exercise price of options granted under the Plan must be paid either:
(a) in cash at the time the option is exercised; or (b) at the discretion of the Board, (i) by delivery of other Common Stock of the Company, (ii) pursuant to a deferred payment arrangement; or (c) in any other form of legal consideration acceptable to the Board.

  Option Exercise. Options granted under the Plan may become exercisable in cumulative increments ("vest") as determined by the Board. Shares covered by currently outstanding options under the Plan typically vest in 25% increments each year beginning one year from the date of the grant. Shares covered by options granted in the future under the Plan may be subject to different vesting terms. The Board has the power to accelerate the time during which an option may be exercised. In addition, options granted under the Plan may permit exercise prior to vesting, but in such event the optionee may be required to enter into an early exercise stock purchase agreement that allows the Company to repurchase shares not yet vested at their exercise price should the optionee leave the employ of the Company before vesting. To the extent provided by the terms of an option, an optionee may satisfy any federal, state or local tax withholding obligation relating to the exercise of such option by a cash payment upon exercise, by authorizing the Company to withhold a portion of the stock otherwise issuable to the optionee, by delivering already-owned stock of the Company or by a combination of these means.

  Term. The maximum term of options under the Plan is ten years, except that in certain cases (see "Eligibility") the maximum term is five years. Options under the Plan terminate 30 days after termination of the optionee's employment or relationship as a consultant of the Company or any affiliate of the Company, unless (a) such termination is due to such person's permanent and total disability (as defined in the Code), in which case the option may, but need not, provide that it may be exercised at any time within one year of such termination; (b) the optionee dies while employed by or serving as a consultant or director of the Company or any affiliate of the Company, or within 30 days after termination of such relationship, in which case the option may, but need not, provide that it may be exercised (to the extent the option was exercisable at the time of the optionee's death) within 18 months of the optionee's death by the person or persons to whom the rights to such option pass by will or by the laws of descent and distribution; or (c) the option by its terms specifically provides otherwise. Individual options by their terms may provide for exercise within a longer period of time following termination of employment or the consulting relationship. The option term may also be extended in the event that exercise of the option within these periods is prohibited for specified reasons.

ADJUSTMENT PROVISIONS

  If there is any change in the stock subject to the Plan or subject to any option granted under the Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise), the Plan and options outstanding thereunder will be appropriately adjusted as to the class and the maximum number of shares subject to such plan, the maximum number of shares which may be granted to an employee during any twelve-month period, and the class, number of shares and price per share of stock subject to such outstanding options.

EFFECT OF CERTAIN CORPORATE EVENTS

  The Plan provides that, in the event of a dissolution or liquidation of the Company, specified type of merger or other corporate reorganization, to the extent permitted by law, any surviving corporation will be required to either assume options outstanding under the Plan or substitute similar options for those outstanding under such plan, or such outstanding options will continue in full force and effect. In the event that any surviving corporation declines to assume or continue options outstanding under the Plan, or to substitute similar options, then the time during which such options may be exercised will be accelerated and the options terminated if not exercised during such time. The acceleration of an option in the event of an acquisition or similar corporate event may be viewed as an antitakeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of the Company.

DURATION, AMENDMENT AND TERMINATION

  The Board may suspend or terminate the Plan without stockholder approval or ratification at any time or from time to time. In July 1995, the Board approved an amendment to the Plan to extend the term of the Plan to July 26, 2005. If the stockholders fail to approve this Proposal 2, the Plan will terminate on August 1, 2000.

  The Board may also amend the Plan at any time or from time to time. However, no amendment will be effective unless approved by the stockholders of the Company within twelve months before or after its adoption by the Board if the amendment would: (a) modify the requirements as to eligibility for participation (to the extent such modification requires stockholder approval in order for the Plan to satisfy Section 422 of the Code, if applicable, or Rule 16b-3 ("Rule 16b-3") of the Securities Exchange Act of 1934, as amended (the "Exchange Act")); (b) increase the number of shares reserved for issuance upon exercise of options; or (c) change any other provision of the Plan in any other way if such modification requires stockholder approval in order to comply with Rule 16b-3 or satisfy the requirements of Section 422 of the Code. The Board may submit any other amendment to the Plan for stockholder approval, including, but not limited to, amendments intended to satisfy the requirements of Section 162(m) of the Code regarding the exclusion of performance-based compensation from the limitation on the deductibility of compensation paid to certain employees.

RESTRICTIONS ON TRANSFER

  Under the Plan, an incentive stock option may not be transferred by the optionee other than by will or by the laws of descent and distribution, and during the lifetime of the optionee, may be exercised only by the optionee. A nonstatutory stock option may not be transferred except by will or by the laws of descent and distribution or pursuant to a "Qualified Domestic Relations Order." In any case, the optionee may designate in writing a third party who may exercise the option in the event of the optionee's death. In addition, shares subject to repurchase by the Company under an early exercise stock purchase agreement may be subject to restrictions on transfer as the Board deems appropriate.

FEDERAL INCOME TAX INFORMATION

  Incentive Stock Options. Incentive stock options under the Plan are intended to be eligible for the favorable federal income tax treatment accorded "incentive stock options" under the Code.

  There generally are no federal income tax consequences to the optionee or the Company by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the optionee's alternative minimum tax liability, if any.

  If an optionee holds stock acquired through exercise of an incentive stock option for at least two years from the date on which the option is granted and at least one year from the date on which the shares are transferred to the optionee upon exercise of the option, any gain or loss on a disposition of such stock will be long-term capital gain or loss. Generally, if the optionee disposes of the stock before the expiration of either of these holding periods (a "disqualifying disposition"), at the time of disposition, the optionee will realize taxable ordinary income equal to the lesser of (a) the excess of the stock's fair market value on the date of exercise over the exercise price, or
(b) the optionee's actual gain, if any, on the purchase and sale. The optionee's additional gain, or any loss, upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on whether the stock was held for more than one year. Long-term capital gains currently are generally subject to lower tax rates than ordinary income. The maximum capital gains rate for federal income tax purposes is currently 28% while the maximum ordinary income rate is effectively 39.6% at the present time. Slightly different rules may apply to optionees who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

  To the extent the optionee recognizes ordinary income by reason of a disqualifying disposition, the Company will generally be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

  Nonstatutory Stock Options. Nonstatutory stock options granted under the Plan generally have the following federal income tax consequences:

  There are no tax consequences to the optionee or the Company by reason of the grant of a nonstatutory stock option. Upon exercise of a nonstatutory stock option, the optionee normally will recognize taxable ordinary income equal to the excess of the stock's fair market value on the date of exercise over the option exercise price. Generally, with respect to employees, the Company is required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Company will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the optionee. Upon disposition of the stock, the optionee will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon exercise of the option. Such gain or loss will be long or short-term depending on whether the stock was held for more than one year. Slightly different rules may apply to optionees who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

  Potential Limitation on Company Deductions. As part of the Omnibus Budget Reconciliation Act of 1993, the U.S. Congress amended the Code to add Section 162(m), which denies a deduction to any publicly held corporation for compensation paid to certain employees in a taxable year to the extent that compensation exceeds $1,000,000 for a covered employee. It is possible that compensation attributable to stock options, when combined with all other types of compensation received by a covered employee from the Company, may cause this limitation to be exceeded in any particular year.

  Certain kinds of compensation, including qualified "performance-based compensation," are disregarded for purposes of the deduction limitation. In accordance with proposed Treasury regulations issued under Section 162(m), compensation attributable to stock options will qualify as performance-based compensation, provided that the option is granted by a compensation committee comprised solely of "outside directors" and either: (i) the option plan contains a per-employee limitation on the number of shares for which options may be granted during a specified period, the per-employee limitation is approved by the stockholders and the exercise price of the option is no less than the fair market value of the stock on the date of grant; or (ii) the option is granted (or exercisable) only upon the achievement (as certified in writing by the compensation committee) of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, and the option is approved by stockholders.

                                   PROPOSAL 3

                        APPROVAL OF INDEPENDENT AUDITORS

  Deloitte & Touche LLP ("Deloitte & Touche") has served as the Company's independent auditors with respect to the Company's books and accounts since the Company began operations in 1980.

  The stockholders are being asked to ratify the approval of Deloitte & Touche as independent auditors for the fiscal year ending June 30, 1996. Although it is not required to do so, the Board of Directors is submitting the approval of Deloitte & Touche to the stockholders for ratification as a matter of good corporate practice. Should the stockholders fail to provide such ratification, the Board would reconsider its approval of Deloitte & Touche as independent auditors for the fiscal year ending June 30, 1996. Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Board determines that such a change would be in the best interests of the Company and its stockholders.

  Representatives of Deloitte & Touche are expected to be present at the Annual Meeting of Stockholders. They do not expect to make any statement, but will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

  The affirmative vote of the holders of a majority of the Common Stock present in person or represented by proxy and entitled to vote on the proposal at the Annual Meeting will be required to ratify the selection of Deloitte & Touche.

 THE BOARD OF DIRECTORS RECOMMENDS RATIFICATION OF THE SELECTION OF DELOITTE &
                                    TOUCHE.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information regarding the ownership of the Company's Common Stock as of August 1, 1995 by (i) each director, (ii) each Named Executive Officer (as defined under "Executive Compensation"),
(iii) all executive officers and directors as a group and (iv) all those known by the Company to be beneficial owners of more than five percent of its Common
Stock:

                                                  BENEFICIAL OWNERSHIP(1)
                                                  --------------------------
                                                     NUMBER        PERCENT
      NAME OF BENEFICIAL OWNER                     OF SHARES      OF CLASS
      ------------------------                    -------------  -----------
      Pioneering Management Corporation(2).......        746,000         10.9%
       60 State Street
       Boston, MA 02109
      Neuberger & Berman(3)......................        389,052          5.4
       605 Third Avenue
       New York, NY 10158
      A. Blaine Bowman(4)(6).....................        359,518          5.1
      James F. Battey............................        131,845          1.9
      David L. Anderson(5)(6)....................         77,030          1.1
      Barton Evans, Jr.(6).......................         67,513          1.0
      Nebojsa Avdalovic(6).......................          9,500            *
      B. J. Moore(6).............................          7,010            *
      Michael Pope(6)............................          4,473            *
      All executive officers and directors as a
       group (the above 7 persons)(7)............        656,889          9.3

--------
  * Less than one percent.

(1) This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission (the "SEC"). Unless otherwise indicated in the footnotes to this table, and subject to community property laws where applicable, each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 6,839,703 shares outstanding on August 1, 1995, adjusted as required by rules promulgated by the SEC.

(2) Pioneering Management Corporation is a registered investment advisor. Of the shares set forth above, as of August 1, 1995, Pioneering Management Corporation had shared investment power with respect to 600,000 shares, sole investment power with respect to 146,000 shares and sole voting power with respect to 746,000.

(3) Neuberger & Berman ("N&B") is a registered investment advisor. In its capacity as investment advisor, N&B may have discretionary authority to dispose of or to vote shares that are under its management. As a result, N&B may be deemed to have beneficial ownership of such shares. N&B does not, however, have any economic interest in the shares. The clients are the actual owners of the shares and have the sole right to receive and the power to direct the receipt of dividends from or proceeds from the sale of such shares. No single N&B client has an interest at N&B that amounts to 5% or more of the shares of Dionex Corporation. As of August 1, 1995, of the shares set forth above, N&B had shared dispositive power with respect to 389,052 shares, sole voting power with respect to 242,300 shares and shared voting power with respect to 42,100.

(4) Includes (i) 13,066 shares held of record by a trust for the benefit of Mr. Bowman's minor daughter, as to which shares Mr. Bowman disclaims beneficial ownership, and (ii) 6,000 shares held by Mr. Bowman as custodian for his children, as to which shares Mr. Bowman disclaims beneficial ownership.

(5) Includes 5,280 shares held by Mr. Anderson as custodian for his minor son, as to which shares Mr. Anderson disclaims beneficial ownership.

(6) Includes shares subject to outstanding stock options that were exercisable on August 1, 1995 or that will become exercisable within 60 days thereafter, as follows: Mr. Bowman, 188,098 shares; Mr. Anderson, 1,500 shares; Mr. Evans, 47,750 shares; Mr. Avdalovic, 9,500 shares; Mr. Moore, 1,500 shares; and Mr. Pope, 3,750 shares.

(7) Includes shares described in the notes above, as applicable.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

  To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended June 30, 1995, the Company's executive officers and directors complied with applicable Section 16(a) filing requirements.

                            EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

 Fees

  Each director of the Company who was not also an officer or employee of the Company received an annual fee of $12,000 in fiscal 1995 and $1,000 for each regularly scheduled meeting attended, including the Audit Committee meeting, and $750 for every other meeting attended. The fees payable to non-employee directors during fiscal 1996 will remain the same as in fiscal 1995.

 Directors' Stock Option Plan

  In fiscal 1989, the Company adopted, and the stockholders approved, the 1988 Directors' Stock Option Plan (the "Directors' Plan"), which provides for the non-discretionary automatic grant of stock options to purchase Common Stock of the Company to directors of the Company who are not otherwise employees of the Company or any parent or subsidiary of the Company (a "Non-Employee Director"). A total of 75,000 shares of the Company's Common Stock is authorized for issuance under the Directors' Plan. Of the Company's four directors, all but Mr. Bowman are eligible for grants of stock options under the Directors' Plan.

  The Directors' Plan is administered by the Company's Board of Directors. The Directors' Plan provides for the automatic grants to Non-Employee Directors of options to purchase 5,000 shares of Common Stock on October 21 following the date of each Non-Employee Director's initial election to the Board and for the automatic annual grants to each continuing Non-Employee Director of options to purchase 1,000 shares of Common Stock on each October 21 thereafter. All such options are granted with a per share exercise price equal to the fair market value of the Company's Common Stock on the date of grant. Unless sooner terminated, the Directors' Plan will terminate on August 3, 1998.

  On October 21, 1994, in accordance with the Director's Plan, Messrs. Anderson and Moore and Dr. Battey each received an option to purchase 1,000 shares of the Company's Common Stock at a per share exercise price of $37.00.

  Each option granted under the Directors' Plan becomes exercisable in four equal annual installments starting on the first anniversary date of the grant, provided that the optionee has continually served as a non-employee director or as an employee of the Company during the entire year prior to such vesting date. With limited exceptions, the optionee will forfeit all unvested portions of an option under the Directors' Plan upon termination of his or her service to the Company. Options granted under the Directors' Plan expire five years from the date of grant. As of August 1, 1995, 33,000 options to purchase Common Stock had been granted and 21,500 options had been exercised under the Directors' Plan. Options to purchase 3,000 shares of Common Stock were exercised during fiscal 1995, and the value realized upon exercise of such options was $49,313.

COMPENSATION OF EXECUTIVE OFFICERS

  The following table sets forth, for the fiscal years ended June 30, 1995, 1994 and 1993, certain compensation awarded or paid to, or earned by, the Company's Chief Executive Officer and the Company's three other most highly compensated executive officers at June 30, 1995 (the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                                              LONG-
                                                               TERM
                                                             COMPEN-
                                                              SATION
                                  ANNUAL COMPENSATION(1)    AWARDS(4)
                                  -----------------------   ----------
                                                            SECURITIES
                                                              UNDER-   ALL OTHER
                                                              LYING     COMPEN-
                                   SALARY(2)   BONUS(3)      OPTIONS   SATION(5)
NAME AND PRINCIPAL POSITION  YEAR     ($)        ($)           (#)        ($)
---------------------------  ---- ----------- -----------   ---------- ---------
A. Blaine Bowman...........  1995    $286,212    $278,710     35,000    $7,841
 President and Chief         1994     274,789     248,750     34,000     9,483
 Executive Officer           1993     260,120     220,962(6)             7,516
Barton Evans, Jr.(7).......  1995    $173,099    $ 79,784     15,000    $7,471
 Senior Vice President       1994     160,958      76,928     17,000     9,939
                             1993     135,416      72,802        --      9,057
Nebojsa Avdalovic..........  1995    $150,012    $ 59,622      7,000    $7,782
 Vice President              1994     142,958      56,316      8,500     9,076
                             1993     136,000      55,144        --      8,650
Michael Pope(8)............  1995    $105,924    $ 50,762     11,000    $7,096
 Vice President and Chief
 Financial Officer

-------
(1) As permitted by rules promulgated by the SEC, no amounts are shown for "Other Annual Compensation," with respect to certain "perquisites," as such amounts for each Named Executive Officer do not exceed the lesser of 10% of such executive's salary plus bonus or $50,000.

(2) Includes amounts earned but deferred at the election of the Named Executive Officers pursuant to the Company's 401(k) Plan.

(3) Amounts shown include amounts earned under the Company's Employee Profit Sharing Plan and the Management Bonus Plan. Under the Employee Profit Sharing Plan, amounts earned in fiscal years 1995, 1994 and 1993, respectively, were as follows: Mr. Bowman $54,710, $48,750 and $45,962; Mr. Evans $23,784, $21,928 and $19,802; Dr. Avdalovic $19,622, $18,316 and
    $18,144. Under the Management Bonus Plan, amounts earned in fiscal years 1995, 1994 and 1993, respectively, were as follows: Mr. Bowman $224,000, $200,000 and $175,000; Mr. Evans $56,000, $55,000 and $53,000; Dr.
    Avdalovic $40,000, $38,000 and $37,000. In fiscal 1995, Mr. Pope earned $14,762 under the Employee Profit Sharing Plan and $36,000 under the Management Bonus Plan.

(4) The Company has not granted any stock appreciation rights or restricted stock awards.

(5) Amounts shown include Company contributions to the Company's 401(k) Plan.

(6) Includes $175,000 deferred at the election of Mr. Bowman pursuant to the Company's compensation deferral plan established by the Company for Mr. Bowman.

(7) Mr. Evans served as Vice President of the Company during fiscal year 1993 and was appointed Senior Vice President in August 1993.

(8) Mr. Pope became an executive officer of the Company in April 1995. Therefore, no amounts are shown for fiscal 1993 and 1994.

STOCK OPTION GRANTS AND EXERCISES

  The following tables set forth, for the fiscal year ended June 30, 1995, certain information regarding options granted to, exercised by, and held at year end by the Named Executive Officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                 POTENTIAL
                                                             REALIZABLE VALUE
                                                             AT ASSUMED ANNUAL
                           PERCENT OF                              RATES
               NUMBER OF  TOTAL OPTIONS                       OF STOCK PRICE
               SECURITIES  GRANTED TO                        APPRECIATION FOR
               UNDERLYING EMPLOYEES IN  EXERCISE              OPTION TERM(3)
                OPTIONS      FISCAL      PRICE   EXPIRATION -------------------
     NAME      GRANTED(1)    YEAR(2)     ($/SH)     DATE       5%       10%
     ----      ---------- ------------- -------- ---------- -------- ----------
Mr. Bowman....   35,000       17.5%      $41.75   04/25/05  $919,100 $2,328,900
Mr. Evans.....   15,000        7.5        41.75   04/25/05   393,900    998,100
Dr. Avdalovic.    7,000        3.5        41.75   04/25/05   183,820    465,780
Mr. Pope......    6,000        3.0        41.75   04/25/05   157,560    399,240
                  5,000        2.5        33.375  07/28/04   104,950    265,950

--------------------------------------------------------------------------------

All stockholders as a
 group(4).................................................    $185.0     $466.2
                                                             million    million

--------------------------------------------------------------------------------
-------
(1) Consists of nonstatutory stock options to purchase 63,000 shares of Common Stock granted under the Plan and an option to purchase 5,000 shares granted to Mr. Pope in July 1994 under the Company's 1984 Supplemental
    Stock Option Plan (the "1984 Plan"). Each of such options has a ten-year term, subject to earlier termination upon death, disability or termination of employment, and vest in four equal annual installments beginning one year from the date of the grant. The exercise prices of such options are equal to 100% of the fair market value of the Company's Common Stock at July 29, 1994 and April 26, 1995, respectively, based on the closing sales price of the Common Stock as reported on the Nasdaq National Market.
    Options granted under the Plan and the 1984 Plan (collectively, the "Plans") generally expire ten years from the date of the grant and become exercisable in 25% increments each year beginning one year from the date of the grant. The Plans contain provisions permitting the Board of Directors to accelerate vesting of outstanding options. In addition, in the event of a dissolution or liquidation of the Company, a specified stockholder-approved merger or a sale of all or substantially all of the assets of the Company, to the extent permitted by law, vesting with respect to each outstanding option will automatically be accelerated, unless such options are either assumed by any successor corporation (or its parent corporation) or are otherwise replaced with comparable options to purchase shares of the capital stock of such successor corporation or parent thereof. See "Proposal 2: Approval of Dionex Corporation Stock
    Option Plan, As Amended and Restated" for further information regarding the terms of options granted under the Plan. The 1984 Plan expired in August 1994.

(2) Based on 200,100 options granted to directors and employees in fiscal
    1995.

(3) In accordance with the rules of the SEC, the table sets forth the hypothetical gains or "option spreads" that would exist for such options at the end of their respective terms. These gains are based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date of grant to the end of the option term (ten years). The potential realizable value is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option, and that the option is exercised and sold on the last day of its term at the appreciated stock price. For example, a stockholder who purchased one share of stock on April 26, 1995 at $41.75, held the stock for ten years (while the stock appreciated at 5% or 10% annual rate, respectively) and sold it on April 25, 2005, would have profits of $26.26 and $66.54, respectively, on his or her $41.75 investment. No gain to the optionee is possible unless the price of the Company's stock increases over the option term, benefiting all of the Company's stockholders. These amounts represent certain assumed rates of appreciation in accordance with the rules of the SEC and do not reflect the Company's estimate or projection of future stock price performance. Actual gains, if any, are dependent on the actual future performance of the Company's Common Stock.

(4) These amounts represent the increase in the aggregate market value of the Common Stock outstanding as of April 26, 1995 (7,006,411 shares) assuming the annual rates of stock price appreciation set forth above over the ten-year period used for the Named Executive Officers.

  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                    VALUES

                                                               NUMBER OF            VALUE OF
                                                         SECURITIES UNDERLYING     UNEXERCISED
                                                              UNEXERCISED         IN-THE-MONEY
                                                              OPTIONS AT           OPTIONS AT
                                                              FY-END (#)           FY-END ($)
                         SHARES ACQUIRED      VALUE          EXERCISABLE/         EXERCISABLE/
          NAME           ON EXERCISE (#) REALIZED ($)(1)   UNEXERCISABLE(2)     UNEXERCISABLE(3)
          ----           --------------- --------------- --------------------- -------------------
Mr. Bowman..............        --               --         179,599/73,001     $4,625,312/$718,388
Mr. Evans...............        --               --          43,500/31,500     $1,068,438/$299,812
Dr. Avdalovic...........     12,000         $250,625          7,375/16,625       $131,312/$176,938
Mr. Pope................        --               --           1,875/16,625        $22,812/$154,313

--------
(1) Represents the fair market value of the underlying shares on the date of exercise (based on the closing sales price reported on the Nasdaq National Market or the actual sales price if the shares were sold by the optionee) less the exercise price.

(2) Includes both in-the-money and out-of-the-money options.

(3) Represents the fair market value of the underlying shares on the last day of the fiscal year ($45.75 based on the closing sales price of the Common Stock as reported on the Nasdaq National Market) less the exercise price.

                       COMPENSATION COMMITTEE REPORT(1)

  The Compensation Committee of the Board of Directors (the "Committee") consists of non-employee directors and establishes compensation policy and practices for the Company's Chief Executive Officer ("CEO") and its other executive officers. All compensation at the Company is based upon a sustained high level of individual performance and the Company's overall performance. The Committee provides direction and makes recommendations on all compensation matters relating to executive officers and other senior management employees, including stock option grants.

COMPENSATION PHILOSOPHY

  The goal of the compensation program is to tie compensation to the attainment of specific business and individual objectives, while providing compensation sufficient to attract, retain, motivate and reward executive officers and other key employees who contribute to the long-term success of the Company. In furtherance of these goals, annual base salaries are generally set at levels that take into account both competitive and performance factors. The Company also relies to a significant degree on annual and longer-range incentive compensation in order to attract and motivate its executives. Incentive compensation is variable and is closely tied to corporate performance to encourage profitability growth and the enhancement of stockholder value. The Company's total compensation package, composed of base salary, bonus awards and stock option grants, is designed to be competitive with leading separations science and high technology companies with which the Company competes for people.

CASH-BASED COMPENSATION

  Cash-based compensation paid to executive officers in fiscal 1995 consisted of base salary, including amounts received pursuant to the Company's Employee Profit Sharing Plan, and an annual incentive award under

--------
(1) This Section is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 (the "Securities Act") or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

the Company's Management Bonus Plan. For fiscal 1995, in making its competitive analysis of cash-based executive compensation, the Committee reviewed surveys provided by Towers Perrin, Hewitt and Associates and the Western Management Group, all nationally recognized consulting organizations specializing in executive compensation, of compensation paid to executive officers of separations science and high technology companies. Generally, the Committee sets annual base salary levels and bonus amounts to provide for a total cash-based compensation that is within the second and third quartiles of compensation paid to executive officers of separations science and high technology companies with which the Company competes for talented executives.

 Base Salary

  The Committee annually reviews and adjusts each executive officer's base salary. To ensure retention of qualified management, the Committee generally targets base salaries paid to executive officers at competitive levels, based on the surveys described above. In addition, when reviewing base salaries, the Committee considers both qualitative and quantitative factors relating to individual and corporate performance, levels of responsibility, prior experience and breadth of knowledge. The Committee does not base its considerations on any single one of these factors nor does it specifically assign relative weights to factors. In many instances, the qualitative factors necessarily involve a subjective assessment by the Committee. Generally, in determining salary adjustments for executive officers (other than the chief executive officer), the Committee relies primarily on the evaluation and recommendations of Mr. Bowman.

 Employee Profit Sharing Plan

  The Company's Employee Profit Sharing Plan (the "EPSP") has been established to reward all North American full-time employees of the Company, including executive officers, for their contributions to the Company's profitability for any given year. The structure of the EPSP provides for the development of a compensation pool, the size of which is based on profits for a given year. In fiscal 1995, each eligible employee, including each of the executive officers, received pursuant to the EPSP an amount equal to approximately 10% of such employee's eligible compensation.

 Annual Incentive

  The Management Bonus Plan (the "MBP"), an annual incentive award plan, is the variable pay program for officers and other senior managers of the Company. The actual bonus award earned depends on the extent to which Company and individual performance objectives are achieved for any given year. Company objectives consist of achieving operating, strategic and financial goals that are considered to be critical to the Company's fundamental long-term goal of building stockholder value. The Company does not set any specific target levels of compensation nor does it base its bonus determinations on achievement of all criteria. At the end of each fiscal year, the Committee evaluates the degree to which the Company has met its goals in light of its historical and industry-wide performance. The Committee then determines individual awards under the MBP by evaluating each participant's contribution to the achievement of the Company's objectives and overall individual performance as well as by ensuring that the bonus awards remain at competitive levels.

 Cash-based Compensation For Fiscal 1995

  The amount of the aggregate of Mr. Bowman's base salary and EPSP award for fiscal 1995, in addition to his annual bonus under the MBP, was in the third quartile compared to the surveyed group of leading separations science and high technology companies. Following a review of the above-described surveys, the Committee set Mr. Bowman's base annual salary for fiscal 1995 at $286,000, representing an increase of 4% over his base salary for fiscal 1994.

  In setting Mr. Bowman's base salary and amount of award under the MBP, the Committee took into account, in addition to competitive consideration, the Committee's evaluation of Mr. Bowman's contribution to the performance of the Company in fiscal 1995. In particular, the Committee took into consideration the Company's financial performance, including sales growth and profitability, as well as contributions by Mr.

Bowman to achievements in strategic planning and positioning. The Committee also considered Mr. Bowman's leadership and experience in the separations science industry and the scope of Mr. Bowman's responsibility and rated Mr. Bowman's individual performance as exceptional. This performance level resulted in an annual bonus award to him of $224,000.

  Similar competitive consideration and corporate and individual performance factors accounted for increases in base salaries and were taken into consideration in determining awards under the MBP for other executive officers for fiscal 1995. The percentage increase in base salaries of executive officers ranged from 5% to 6%. The executive officers received awards under the MBP ranging from 27% to 34% of their base salaries.

LONG-TERM INCENTIVES

  The Company utilizes a long-term incentive program, currently consisting of Dionex Corporation Stock Option Plan (formerly, the 1990 Stock Option Plan) (the "Plan") and, until August 1994, also consisting of the Supplemental Stock Option Plan, to further align the interests of stockholders and management by creating common incentives related to the possession by management of a substantial economic interest in the long-term appreciation of the Company's stock. In determining the size of an option to be granted to an executive officer, the Committee takes into account the officer's position and level of responsibility within the Company, the officer's existing stock and unvested option holdings, the potential reward to the officer if the stock price appreciates in the public market, and the competitiveness of the officer's overall compensation arrangements, including stock options. Additional long-term incentives are provided through the Company's Employee Stock Participation Plan in which all eligible employees, including eligible executive officers of the Company, may purchase stock of the Company, subject to specified limits, at 85% of fair market value.

  In 1995, after considering the criteria discussed above, the Committee granted to Mr. Bowman an option to purchase 35,000 shares. In 1994, Mr. Bowman was granted an option to purchase 34,000 shares. The Committee also granted options to other executive officers to purchase shares ranging in amounts from 7,000 to 15,000 shares. In 1994, the other executive officers were granted options to purchase shares in amounts ranging from 8,500 to 17,000 shares.

  Section 162(m) of the Internal Revenue Code limits the Company to a deduction, for federal income tax purposes, of no more than $1 million of compensation paid to certain named executive officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation." The Compensation Committee has determined that stock options granted under the Plan with an exercise price at least equal to the fair market value of the Company's common stock on the date of grant shall be treated as "performance-based compensation." As a result, the Company's stockholders have been asked to approve an amendment to the Plan which would allow any compensation recognized by a Named Executive Officer as a result of the grant of such a stock option to be deductible by the Company. The Committee believes that, if such amendment to the Plan is approved, it is quite unlikely that compensation, excluding the value of any stock options granted under the Plan, paid to any Named Executive Officer in a taxable year which is subject to the limitation will exceed $1 million.

                                          DAVID L. ANDERSON
                                          JAMES F. BATTEY
                                          B. J. MOORE

                     PERFORMANCE MEASUREMENT COMPARISON(1)

  The following chart shows total stockholder return for the Standard & Poor's 500 Stock Index, a peer group index comprised of all public companies using SIC Code 3826 (Laboratory Analytical Instruments) (the "Peer Group")(2) and for the Company:

         COMPARISON OF 5-YEAR TOTAL CUMULATIVE RETURN ON INVESTMENT(3)



               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                   AMONG DIONEX CP, PEER GROUP AND S&P 500.

                        PERFORMANCE GRAPH APPEARS HERE

Measurement Period           DIONEX         PEER          S&P
(Fiscal Year Covered)        CORPORATION    GROUP         500
-------------------          -----------    ---------     ----------
Measurement Pt-06/30/90      $100           $100         $100
FYE 06/30/91                 $131.87        $120.00      $107.40
FYE 06/30/92                 $120.88        $116.19      $121.81
FYE 06/30/93                 $156.04        $123.37      $138.44
FYE 06/30/94                 $146.15        $129.48      $140.39
FYE 06/30/95                 $201.10        $161.26      $176.99

--------
(1) This Section is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

(2) Upon written request of a stockholder, the Company will provide a list of companies comprising the Peer Group as well as the list of companies that were included in the prior year's Peer Group but are not included in this year's Peer Group because such companies are no longer listed under the SIC Code 3826 and companies that were not included in the prior year's Peer Group but are included in this year's Peer Group because such companies are currently, but were not in the prior year, listed under the SIC Code 3826.

(3) The total return on investment (change in year-end stock price plus reinvested dividends) for the Company, the S&P 500 Stock Index and the Peer Group, based on June 30, 1990 = 100. In accordance with the rules of the SEC, the returns of companies comprising the Peer Group are weighted according to their respective stock market capitalization at the beginning of each period for which a return is indicated.

                                 OTHER MATTERS

  The Board of Directors does not know of any other matters that may come before the meeting. If any other matters are properly presented to the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise to act, in accordance with their best judgment on such matters.

                             STOCKHOLDER PROPOSALS

  Proposals of stockholders that are intended to be presented at the Company's 1996 Annual Meeting of Stockholders must be received by the Company no later than May 19, 1996 in order to be included in the proxy statement and proxy relating to that meeting.

                                          By Order of the Board of Directors

                                          /s/ JAMES C. GAITHER
                                          -----------------------------------
                                          James C. Gaither
                                          Secretary

September 15, 1995

                              DIONEX CORPORATION

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
                    FOR THE ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON OCTOBER 27, 1995


     The undersigned hereby appoints A. BLAINE BOWMAN and MICHAEL W. POPE, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Dionex Corporation that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Dionex Corporation to be held at DIONEX CORPORATION, 501 MERCURY DRIVE, SUNNYVALE, CALIFORNIA 94086 on FRIDAY, OCTOBER 27, 1995 at 9:00 A.M. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

     UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW.

PROPOSAL 1: To elect directors to hold office until the next Annual Meeting of
            Stockholders and until their successors are elected.


[_] For all nominees listed below               [_] WITHHOLD AUTHORITY to
    (except as marked to the contrary               vote for all nominees
    below).                                         listed below.


NOMINEES:  David L. Anderson, James F. Battey, A. Blaine Bowman and B.J. Moore

To withhold authority to vote for any nominee(s), write such nominee(s)' name(s) below:

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                 (Continued and to be signed on reverse side)

                                      1.

MANAGEMENT RECOMMENDS A VOTE FOR PROPOSAL 2.

PROPOSAL 2. To approve Dionex Corporation Stock Option Plan, as amended and restated, to increase the aggregate number of shares of Common Stock authorized for issuance under such plan by 350,000 shares, to add provisions with respect to Section 162(m) of the Internal Revenue Code of 1986, as amended, and to extend the term of such plan to July 26, 2005.

         [_] FOR               [_] AGAINST               [_] ABSTAIN


MANAGEMENT RECOMMENDS A VOTE FOR PROPOSAL 3.

PROPOSAL 3. To ratify selection of Deloitte & Touche LLP as independent auditors of the Company for its fiscal year ending June 30, 1996.


         [_] FOR               [_] AGAINST               [_] ABSTAIN



DATED ____________, 1995                   ------------------------------------

                                           ------------------------------------
                                              SIGNATURES(S)

                                Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

Please vote, date and promptly return this proxy in the enclosed return envelope which is postage prepaid if mailed in the United States.

                                      2.